Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of Hudson Pacific Properties, Inc. of our report dated November 22, 2010, relating to our audit of the combined statements of operations, members’ equity and cash flows of Hudson Pacific Properties, Inc. for the year ended December 31, 2008, which appears in the Annual Report on Form 10-K of Hudson Pacific Properties, Inc. for the year ended December 31, 2010.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/S/ MCGLADREY & PULLEN, LLP

Chicago, Illinois
August 29, 2011